Exhibit 8.1

[Letterhead of Alston & Bird LLP]

January 15, 2003

MAPICS, Inc.
1000 Windward Concourse Parkway
Suite 100
Alpharetta, Georgia 30005

Re:	Proposed Merger Involving MAPICS, Inc. and Frontstep, Inc.

Ladies and Gentlemen:

We have served as counsel to MAPICS, Inc. (“MAPICS”), in connection with the reorganization involving MAPICS, Frontstep, Inc. (“Frontstep”) and FP Acquisition Sub, Inc. (“Sub”), a wholly owned subsidiary of MAPICS pursuant to the Agreement and Plan of Merger by and among MAPICS, Frontstep and Sub, dated as of November 24, 2002, and amended as of December 17, 2002 (the “Agreement”), which sets forth the terms and conditions of the acquisition of Frontstep by MAPICS pursuant to the merger of Sub with and into Frontstep, with Frontstep surviving. In our capacity as counsel to MAPICS, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of Frontstep common shares issued and outstanding at the Effective Time shall be converted into a number of shares of MAPICS common stock as computed using the exchange ratio set forth in the Agreement. As a result of the Merger, shareholders of Frontstep will become shareholders of MAPICS and Frontstep will continue to conduct its business and operations as a wholly owned subsidiary of MAPICS. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration Statement on Form S-4 filed by MAPICS with the Securities and Exchange Commission under the Securities Act of 1933, on December 19, 2002, as amended on January 15, 2003, including the Joint Proxy Statement/Prospectus contained therein (the “Registration Statement”). In addition, we have assumed that the Agreement and the Registration Statement accurately

MAPICS, Inc.
January 15, 2003

and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and the Registration Statement.

In rendering the opinions expressed herein, we have relied, with the consent of MAPICS and Frontstep, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of MAPICS and Frontstep to us, attached hereto, (together, the “Certificates”), which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time.

Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion that, under presently applicable federal income tax law:

(1)    The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of MAPICS, Frontstep and Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(2)    No gain or loss will be recognized by MAPICS, Frontstep or Sub as a result of the Merger.

(3)    No gain or loss will be recognized by Frontstep shareholders upon their exchange of shares of Frontstep common shares for shares of MAPICS common stock in the Merger.

(4)    The aggregate tax basis of the MAPICS common stock received by a shareholder of Frontstep in the Merger will be the same as the aggregate tax basis of the Frontstep common shares surrendered in exchange therefor.

(5)    The holding period of the MAPICS common stock received by a Frontstep shareholder in the Merger will include the holding period of the Frontstep common shares surrendered in exchange therefor.

(6)    A Frontstep shareholder who receives cash in lieu of fractional share interests of MAPICS common stock will recognize gain or loss as if the fractional shares were distributed as part of the exchange and then were redeemed by MAPICS; such redemption will be subject to the conditions and limitations of Section 302 of the Code.

(7)    A Frontstep shareholder who perfects his or her dissenters’ rights and who receives payment of the fair market value of his or her common shares will recognize gain or loss as if such payment were received in redemption of the Frontstep common shares; such redemption will be subject to the conditions and limitations of Section 302 of the Code.

MAPICS, Inc.
January 15, 2003

The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The opinions expressed herein are limited to U.S. persons and do not address state, local, or foreign tax consequences of the merger. The opinions do not apply to Frontstep shareholders who hold their shares other than as a capital asset, who hold their shares through a partnership or other pass-through entity, who hold their shares in a hedging transaction or as part of a straddle or conversion transaction or who are tax-exempt organizations, insurance companies, financial institutions, or dealers in stocks and securities, who received their shares upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation, or to holders of Frontstep notes or options to acquire Frontstep shares.

In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates attached hereto which we have assumed are true on the date hereof and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in the Agreements, the Registration Statement or any of the factual statements or factual representations set out in the Certificates is, or becomes as of the Effective Time, inaccurate in any material respect.

Our opinions are limited to the tax matters specifically covered thereby, and we have not addressed any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion, acceleration, modification or cancellation of options or notes, or the consequences of the Merger under state, local or foreign law. These opinions do not address the tax consequences of transactions taking place immediately before or concurrently with the Merger, including, but not limited to, the conversion of Frontstep Series A convertible preferred shares or warrants into Frontstep common shares, or the acceleration, grant or extension of the terms of any warrants. In addition, the tax consequences to Frontstep stockholders as the result of the receipt of any consideration in exchange for services, agreements, or property other than Frontstep common stock have not been addressed.

These opinions are provided by Alston & Bird LLP solely for the benefit and use of MAPICS. No other party or person is entitled to rely on the opinions.

MAPICS, Inc.
January 15, 2003

We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ALSTON & BIRD LLP

By:	/S/ SABA ASHRAF
Saba Ashraf, Partner

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